EXHIBIT 10.7

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Amended and Restated Supplemental Executive Retirement Agreement (the “Agreement”) is entered into by and between the Bank of New Orleans (the “Bank” or “Employer”) and John LeBlanc (the “Executive”), effective as of October 28, 2008.  The Agreement was originally entered into by the Bank and the Executive effective as of March 1, 2007 (the “Prior Agreement”).

PREAMBLE

The purpose of this Agreement is to provide the Executive with supplemental retirement benefits in order to provide him with a reasonable level of retirement income which will assist him in maintaining an appropriate standard of living in retirement.  An integral part of the Agreement is to encourage and induce the Executive to remain as a full-time executive officer of the Bank until he attains the retirement age of sixty-five (65) and to recognize his service to the Bank.  The parties intend that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations thereunder.  The provisions of the Agreement shall be construed to effectuate such intentions.  The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

WITNESSETH:

WHEREAS, the Executive is currently Senior Vice President and Chief Financial Officer of the Bank;

WHEREAS, the Executive has provided valuable service as an executive officer of the Bank for many years, and the Bank wishes to recognize such service and his continued service through his retirement at age sixty-five (65);

WHEREAS, to induce the Executive to continue in the Bank’s employ to age sixty-five (65), the Bank proposes to supplement the benefits payable to the Executive under the Bank’s 401(k) retirement plan; and

WHERES, the Bank and the Executive desire to amend and restate the Prior Agreement in order to comply with Section 409A of the Code and the final regulations thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties agree as follows:

1.           Establishment of Accumulation Account.  An Accumulation Account shall be maintained on the books of the Employer for the Executive with respect to this Agreement.  The Accumulation Account shall be utilized solely as a device for the measurement and determination of the benefits, if any, payable to the Executive pursuant to this Agreement.

2.           Annual Credits to Accumulation Account.  Each calendar year commencing January 1, 2007 and ending the following December 31st, the Board of Directors of the Bank shall credit the Executive’s Accumulation Account with an amount equal to ten percent (10%) of the Executive’s Base Salary (which shall mean, for each calendar year, the base salary payable to the Executive by the Bank in such calendar year).  The Accumulation Account shall be credited as of each December 31st.  The Executive may not make any contributions under this Agreement.

3.           Earnings on Accumulation Account.  All amounts credited to the Accumulation Account shall be credited with earnings, as of the last day of each calendar year commencing December 31, 2008, at a rate to be determined by the Board of Directors of the Bank annually.  The rate for the year ending December 31, 2008 shall be the average of the Employer’s average cost of funds and the average yield on its interest-earning assets for such calendar year.

4.           Normal Retirement Benefit.  Upon any retirement by the Executive from the employ of the Employer at age sixty-five (65) (the “Normal Retirement Age”) or thereafter which constitutes a Separation from Service (as defined herein), the Executive shall be one-hundred percent (100%) vested in his Accumulation Account.  Upon a Separation from Service on or after reaching the Normal Retirement Age, the payments elected pursuant to Section 7 of this Agreement shall commence on the first day of the month following the lapse of six months after such Separation from Service.  For purposes hereof, Separation from Service shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to Louisiana Bancorp, Inc. (the “Company”) and the Bank for any reason other than death or permanent disability (as defined in Section 8(a) of this Agreement). Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

5.           Early Retirement Benefit.

 (a)           If the Executive remains in the employ of the Employer to age fifty-five (55) (the “Early Retirement Age”), the Executive shall be seventy-five percent (75%) vested in his Accumulation Account.  Upon a Separation from Service on or after reaching Early Retirement Age but prior to attaining the Normal Retirement Age, the payments elected pursuant to Section 7 of this Agreement shall commence on the first day of the month following the lapse of six months after such Separation from Service.

(b)           Upon a Separation from Service after attaining Early Retirement Age but prior to attaining  the Normal Retirement Age, (i) the vested portion of the Executive’s Accumulation Account shall be seventy-five percent (75%) plus two and one-half percent (2 ½%) for each full year after the Executive has attained the age of fifty-five (55); and (ii) the payments elected pursuant to Section 7 of this Agreement shall commence on the first day of the month following the lapse of six months after such Separation from Service.  For example, if the Executive has a Separation from Service at age fifty-eight (58), his vested benefit shall be 82.50% and he shall be entitled to 82.50% of his Accumulation Account, payable pursuant to Section 7 of this Agreement.

(c)           Notwithstanding the foregoing, the Executive’s Accumulation Account shall become one-hundred percent (100%) vested in the amount accrued as of the date of the Executive’s death, permanent disability (as defined in Section 8(a) of this Agreement), of a Separation from Service by the Employer without Cause (as defined herein) on or after reaching Early Retirement Age, or of a Change in Control (as defined in Section 9 of this Agreement).  For purposes of this Agreement, termination of the Executive’s employment for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

6.           Forfeiture of Accumulation Account.  If the Executive has a Separation from Service prior to attaining the age of fifty-five (55) or if the Executive’s employment with the Employer is terminated by the Employer for Cause, the vested amount of his benefit will be zero percent (0%) and he will not be entitled to any benefit under this Agreement.

7.	Distribution of Accumulation Account in the Event of Normal or Early Retirement.

(a)           Initial Election.  Payment of the Accumulation Account following a Separation from Service shall be a single lump sum payment or quarterly installment payments over a period not in excess of ten (10) years as elected by the Executive on an election form, which must specify the form (e.g., lump sum or installments) in which payments will be made.  Such election form must be completed and submitted to the Committee (as defined in Section 10 of this Agreement) within thirty (30) days of the initial effective date of this Agreement.  If a payment election was not made within such time period, then the payment election shall be deemed to be a lump sum payment as of the first day of the month following the lapse of six moths after a Separation from Service.  In the event installment payments are elected, payment of the Accumulation Account shall include any earnings on the outstanding undistributed and unpaid balance of the Accumulation Account.

(b)           Amount of Each Quarterly Installment.  The amount of each quarterly installment paid to the Executive or his beneficiaries shall be determined by multiplying the value of the Executive’s Account as of the close of business on the fifth business day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of quarterly installments remaining to be paid to the Executive or his beneficiaries, including the quarterly installment for which the calculation is being made. For example, if the Executive elected to receive 10 quarterly installments, the amount of the first quarterly installment shall be 1/10th of the Executive’s vested Accumulation Account, the second annual installment shall be 1/9th of the then remaining account, and so on.  The amount of the last quarterly installment payment shall be the then unpaid vested balance of the Accumulation Account.

(c)           Transitional Elections Prior to 2009.  On or before December 31, 2008, if the Executive wishes to change his payment election, the Executive may do so by completing a payment election form approved by the Committee (as defined in Section 10 of this Agreement), provided that any such election (i) must be made prior to the Executive’s Separation from Service, death or permanent disability, (ii) shall not take effect before the date that is 12 months after the date the election is made by the Executive and accepted by the Committee, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(d)           Changes in Payment Elections after 2008.  On or after January 1, 2009, if the Executive wishes to change his payment election, the Executive may do so by completing a payment election form approved by the Committee, provided that any such election (i) must be made prior to the Executive’s Separation from Service, death or permanent disability, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made by the Executive and accepted by the Committee, and (iv) for payments to be made upon a Separation from Service, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Agreement and clause (iv) above, all installment payments under this Agreement shall be treated as a single payment.

8.           Disability or Death.

 (a)           In the event that the Executive becomes permanently disabled while in the employ of the Employer, the Executive will be entitled to receive one-hundred percent (100%) of his Accumulation Account.  Payment of the Accumulation Account shall be made by lump sum on the first day of the first full quarter following the disability of the Executive.  For purposes hereof, permanent disability shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.  The determination of the Board of Directors of the Bank as to disability shall be binding on the Executive.  Nothing contained in this Agreement shall limit or affect the Executive’s right to the continuation of his salary during any waiting period imposed by a disability plan.

(b)           In the event that the Executive elects installment payments and commences to receive the Accumulation Account under this Agreement and dies prior to the receipt of the remaining installment payments, the remainder of the Accumulation Account shall be payable until the  expiration of such term to the beneficiary(ies) designated by the Executive.  In the event the Executive either dies while employed by the Employer whether before or after age sixty-five (65) or dies after a Separation from Service but before the commencement of his benefits, then (i) the Executive’s beneficiary(ies) will be entitled to receive one-hundred percent (100%) of his Accumulation Account, and (ii) the beneficiary(ies) designated by the Executive shall receive the Accumulation Account payable by lump sum on the first day of the first full quarter following the Executive’s death.

9.           Separation from Service Concurrently With or Following a Change in Control.  In the event that the Executive has a Separation from Service other than for Cause, concurrently with or within two years following a “Change in Control” (as defined herein), the Executive shall receive one-hundred percent (100%) of his Accumulation Account in a lump sum on the first day of the third full quarter following the Separation from Service.  For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, the conversion of the Bank from mutual to stock form of organization shall not be deemed to be a Change in Control.

10.           Designation of Beneficiary.  The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer’s Compensation Committee, or any successor thereto (the “Committee”).  If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits to be paid to a beneficiary commence and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary.

11.           Claims Procedure.  The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

   (a)           the specific reason or reasons for the denial;

   (b)           specific reference to the pertinent provisions of this Agreement on which the denial is based;

   (c)           a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

  (d)           appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or his duly authorized representative may:

(a)           review pertinent documents, and

(b)           submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

12.   Statement of Accumulation Account.  Within 90 days after the close of each calendar year, the Committee shall submit to the Executive a statement in such form as the Committee deems desirable setting forth the balance as of the last day of the calendar year in the Accumulation Account maintained for the Executive.

13.   Withholding.  To the extent required by the law in effect at the time payment of the Accumulation Account is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

14.   Unsecured Promise.  Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder.  To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such individual shall at all times remain an unsecured general creditor of the Employer.

15.         Assignment.  The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

16.         Employment.  Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

17.         Amendment, Suspension or Termination.  This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive.  Notwithstanding anything in the Agreement to the contrary, the Board of Directors of the Bank may amend in good faith any terms of the Agreement, including retroactively, in order to comply with Section 409A of the Code.  Prior to the commencement of payment of benefits to the Executive or his beneficiary, the Employer, upon sixty (60) days prior written notice to the Executive, shall have the right to suspend, terminate or amend this Agreement; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have accrued as of the date of such action.

18.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	BANK OF NEW ORLEANS

/s/Ivan J. Miestchovich	By:	/s/Gordon K. Konrad
Ivan J. Miestchovich		Gordon K. Konrad
Corporate Secretary		Chairman of the Compensation Committee
On behalf of the Board of Directors

EXECUTIVE

	By:	/s/John LeBlanc
John LeBlanc